Exhibit 10.2

AMENDMENT NO. 1
TO THE
THE CHUBB CORPORATION
ASSET MANAGERS INCENTIVE COMPENSATION PLAN (2005)

Pursuant to resolutions adopted by the Board of Directors on December 4, 2008 and the authority reserved in Section 8(k) of The Chubb Corporation Asset Managers Incentive Compensation Plan (2005) (the “Plan”), the Plan is hereby amended as follows:

1. Effective January 1, 2009, the following sentence shall be added at the end of the definition of Change in Control under Section 2:

“Notwithstanding the foregoing, in connection with the payment of an amount subject to Section 409A of the Internal Revenue Code (“Section 409A”), none of the events described above shall constitute a Change in Control unless such event qualifies as a “change in control event” under Section 409A and Treasury Regulation Section 1.409A-3(i)(5).”

2. Effective January 1, 2009, Section 7(a) shall be revised to read as follows:

‘‘(a) Annual Award Payment. Except to the extent a Participant defers all or a portion of such payment (pursuant to Section 7(c)), Annual Awards shall be paid in cash between January 1 and March 31 of the year following the Annual Award Segment.”

3. Effective December 31, 2008, Section 7(b) shall be revised to read as follows:

‘‘(b) Long-Term Award Payment. Except to the extent a Participant defers all or a portion of such payment (pursuant to Section 7(c)), vested Long-Term Awards shall be paid in cash as of the earlier of (1) the Participant’s Separation from Service, or (2) between January 1 and March 31 of the fourth Plan Year beginning after the end of the Long-Term Award Segment.

“Separation from Service” means a separation from service within the meaning of Section 409A whereby the Participant and the Corporation (or such other member of the Corporation’s controlled group of entities, within the meaning of Section 414(c) of the Internal Revenue Code of 1986, as amended, or its successor (the “Code”), for whom the Participant provides services) reasonably anticipate that (1) no further services would be performed by the Participant for the Corporation or other members of its controlled group after a certain date, or (2) the level of bona fide services after such date would permanently decrease to no more than 49% of the average level of services performed in the prior 36-month period (or, if less, the full period of service with the Corporation or its other members of its controlled group).

Notwithstanding the foregoing, any payment to a Key Employee due to a Separation from Service other than on account of death or disability (as defined in Section 409A) shall be delayed for six months following the Key Employee’s Separation from Service. “Key Employee” means an Eligible Employee who is a Key Employee as defined in Section 416(i) of the Code without regard to Section 416(i)(5) of the Code thereof as of the Key Employee Determination Date. The Key Employee Determination Date shall be December 31 of each calendar year. The determination that an Eligible Employee is a Key Employee as of the Key Employee Determination Date shall make such Eligible Employee a Key Employee for the 12-month period commencing as of the April 1 next following the Key Employee Determination Date. For purposes of identifying a Key Employee by applying the requirements of Section 416(i)(1)(A)(i), (ii), and (iii) of the Code, the definition of compensation under Treasury Regulation § 1.415(c)-2(a) shall be used, applied without using any safe harbor provided in Treasury Regulation § 1.415(c)-2(d), without using any of the special timing rules provided in Treasury Regulation § 1.415(c)-2(e), and without using any of the special rules provided in Treasury Regulation § 1.415(c)-2(g) other than the rule set forth in Treasury Regulation § 1.415(c)-2(g)(2).”

4. Effective January 1, 2009, Sections 8(h)(iii) to 8(h)(vi) shall be revised to read as follows:

‘‘(iii) Except as otherwise determined by the OCC in its sole discretion, a Participant who experiences a Qualified Termination on or after the first day of the seventh month (but on or before the last day) of a Long-Term Award Segment shall receive (provided the OCC, pursuant to Section 6(b), determines that a Long-Term Award shall be paid for such Long-Term Award Segment) a prorated portion of his or her Long-Term Award. A Participant’s prorated Long-Term Award shall be determined by multiplying the amount of the Long-Term Award by a fraction, the numerator of which shall be the number of full calendar months from the start of the Long-Term Award Segment through the date of the Qualified Termination, and the denominator of which shall be 60.

(iv) Except as otherwise determined by the OCC in its sole discretion, a Participant who experiences a Qualified Termination after a Long-Term Award Segment has ended but before such Long-Term Award has been paid shall be entitled to receive (provided the OCC, pursuant to Section 6(b), determines that a Long-Term Award should be paid for such Long-Term Award Segment) payment of such Long-Term Award.

(v) Except as otherwise determined by the OCC in its sole discretion, a Participant whose employment is involuntarily terminated and whose position is classified as “outsourced” on the Corporation’s (or applicable participating employer’s) payroll records after a Long-Term Award Segment has ended but before the Long-Term Award has been paid shall be entitled to receive (provided the OCC, pursuant to Section 6(b), determines that a Long-Term Award should be paid for such Long-Term Award Segment) payment of such Long-Term Award.

(vi) Except as otherwise determined by the OCC in its sole discretion, a Participant whose employment is involuntarily terminated for reasons other than for Cause after the beginning of the fourth plan year beginning after the end of the Long-Term Segment but prior to the Long-Term Award payment date (set forth in Section 7(b)) shall be entitled to receive (provided the OCC, pursuant to Section 6(b), determines that a Long-Term Award should be paid for such Long-Term Award Segment) payment of such Long-Term Award.”

5. Effective January 1, 2009, the last sentence of Section 8(j) shall be revised to read as follows:

“Payments made on account of a Change in Control shall be made in cash within 10 days after the Change in Control notwithstanding the normal payment provisions under the Plan.”

6. Effective January 1, 2009, Section 8(m) shall be revised to read as follows:

“If the Corporation undergoes a Change in Control pursuant to subsection (iv) of such definition, then the obligations created hereunder shall become obligations of the acquirer or successor entity.”

7. Effective January 1, 2009, the following is added as Section 8(n):

“This Plan shall be interpreted, operated, and administered in a manner so as not to subject Participants to the assessment of additional taxes or interest under Section 409A of the Code.”

8. All other provisions of the Plan shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, The Chubb Corporation has caused this amendment to be duly executed on this 10th day of December 2008.

THE CHUBB CORPORATION

By:	/s/ W. Andrew Macan Name: W. Andrew Macan Title: Vice President and Secretary

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